                                   Exhibit 3

                TRANSACTIONS IN THE SHARES SINCE AUGUST 15, 1994

                                                            Number(1)         Price(2)
Purchaser                         Purchase Date             of Shares        Per Share
- ---------                         -------------             ---------        ---------
Malcolm I. Glazer                  8/16/94                   577,738            $5.165
as Trustee F/B/O
Malcolm I. Glazer
Trust U/A dated as
of March 23, 1990.

Malcolm I. Glazer                  8/18/94                   995,698            $5.125
as Trustee F/B/O
Malcolm I. Glazer
Trust U/A dated as
of March 23, 1990.

- --------------------

         (1)   These shares were purchased in private transactions.

         (2)   The purchase price includes broker's commissions.

                               Page 8 of 10 Pages